Exhibit 23.7


               [Skadden, Arps, Slate Meagher & Flom Letterhead]




                                                          June 20, 2003




Monteau & Peebles LLP
1001 Second Street
Sacramento, California 95814-3201

Ladies and Gentlemen:

         Reference is made to our opinion, dated February 15, 2003, addressed to the Chukchansi Economic Development Authority (the "Authority"), which was furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, in connection with public offering by the Authority of its 14 1/2% Senior Notes due 2009 to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 14 1/2% Senior Notes due 2009 of the Authority under the Indenture, dated October 8, 2002 (the "Indenture"), between the Authority, the Tribe and U.S. Bank, N.A., as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated October 8, 2002 (the "Registration Rights Agreement"), by and among the Picayune Rancheria of Chukchansi Indians, the Authority, Dresdner Kleinwort Wasserstein-Grantchester, Inc. and Banc of America Securities LLC. You may rely on the opinions identified therein as if such opinions were rendered to you.


                                 Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP